Exhibit 99.1
This news release contains forward-looking statements, including statements regarding the completion of the Offering, the principal amount, interest rate and maturity date of the notes being offered in such Offering and our use of the net proceeds from the Offering. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: our inability, due to market conditions or other reasons, to complete the Offering with the economic terms described below, if at all, and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Jabil Announces Pricing of $400 Million 5.625% Senior Notes
ST. PETERSBURG, Fla.— October 28, 2010 — Jabil Circuit, Inc. (NYSE:JBL) announced today the pricing of its offering of $400 million 5.625% senior unsecured notes due 2020 (the “Offering”). These notes will be issued at par.
Jabil anticipates that the closing of the Offering will occur on November 2, 2010. Jabil intends to use the net proceeds from the Offering to fund the repayment of the term loan portion of its senior credit facility, as well as a portion of its foreign securitization program.
J.P. Morgan Securities LLC, BofA Merrill Lynch, Citigroup Global Markets Inc. and RBS Securities Inc. will act as joint book-running managers for the offering. The offering will be made only by means of a prospectus, copies of which may be obtained from J.P. Morgan Securities Inc., 383 Madison Avenue, 3rd Floor, Attention: Syndicate Desk, New York, New York 10179, 800-245-8812. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s website at http://www.sec.gov.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
About Jabil
Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: http://www.jabil.com.
Contact:

Jabil Circuit, Inc.
Investor & Media Contact:
Beth Walters, Senior Vice President, Investor Relations, 727-803-3349
investor_relations@jabil.com